Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. and Subsidiaries on Form S-8 to be filed on or about August 10, 2018 of our reports dated September 27, 2017, on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2017 and 2016 and for each of the years in the three-year period ended July 31, 2017, and the effectiveness of Enzo Biochem, Inc.’s internal control over financial reporting as of July, 31, 2017, which reports were included in the Annual Report on Form 10-K, filed September 27, 2017.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

August 10, 2018